As filed with the Securities and Exchange Commission on August 10, 2017

Registration No. 333-[     ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELLDEX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3191702
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)

Perryville III Building

53 Frontage Road, Suite 220

Hampton, New Jersey 08827

(908) 200-7500

(Address of principal executive offices; zip code)

Celldex Therapeutics, Inc. Amended and Restated 2004 Employee Stock Purchase Plan

(Full title of the plan)

Sam Martin

Chief Financial Officer

CELLDEX THERAPEUTICS, INC.

Perryville III Building

53 Frontage Road, Suite 220

Hampton, New Jersey 08827

(908) 200-7500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Anthony O. Pergola, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	200,000	$2.545	$509,000	$58.99

(1)                                 This represents shares of common stock, par value $0.001 per share (“Common Stock”) which may be issued under the Celldex Therapeutics, Inc. Amended and Restated 2004 Employee Stock Purchase Plan, as amended (the “2004 Plan”).

(2)                                 In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be required pursuant to the 2004 Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the plan or other similar event.

(3)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low sales price on the NASDAQ Global Market on August 4, 2017, which is within five business days prior to the date of this registration statement.  Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the 2004 Plan.

EXPLANATORY NOTE

This Registration Statement is being filed by the registrant, Celldex Therapeutics, Inc. (the “Company”), for the purpose of registering an additional 200,000 shares of common stock, par value $0.001 per share (“Common Stock”), to be issued under the Celldex Therapeutics, Inc. Amended and Restated 2004 Employee Stock Purchase Plan, as amended (the “2004 Plan”), pursuant to General Instruction E on Form S-8 (Registration of Additional Securities). The contents of the original registration on Form S-8 for the 2004 Plan filed on July 23, 2004 (File No. 333-117602) are hereby incorporated by reference and made a part hereof. The stockholders of the registrant approved amending the 2004 Plan for this purpose at the annual meeting of stockholders held on June 15, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Securities and Exchange Commission allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 14, 2017.

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 9, 2017, and for the quarterly period ended June 30, 2017, filed on August 8, 2017.

•                  Our Current Reports on Form 8-K filed with the Commission on March 1, 2017, March 14, 2017, May 9, 2017, June 16, 2017, July 5, 2017 and August 8, 2017 and on Form 8-K/A filed with the Commission on February 7, 2017 (in each case except to the extent furnished but not filed).

•                  The description of our Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 22, 1986 under Section 12 of the Securities Exchange Act of 1934, as amended, and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 8. Exhibits

The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

Item 9. Undertakings

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Jersey, on August 10, 2017.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci
Anthony S. Marucci
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Sam Martin
Sam Martin
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Anthony S. Marucci and Sam Martin, and each of them singly, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Anthony S. Marucci		August 10, 2017
Anthony S. Marucci	President, Chief Executive Officer and Director

/s/ Larry Ellberger		August 10, 2017
Larry Ellberger	Director, Chairman of the Board of Directors

/s/ Keith L. Brownlie		August 10, 2017
Keith L. Brownlie	Director

/s/ Herbert J. Conrad		August 10, 2017
Herbert J. Conrad	Director

/s/ James J. Marino		August 10, 2017
James J. Marino	Director

/s/ Gerald McMahon		August 10, 2017
Gerald McMahon	Director

/s/ Harry H. Penner, Jr.		August 10, 2017
Harry H. Penner, Jr.	Director

/s/ Karen L. Shoos		August 10, 2017
Karen L. Shoos	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Lowenstein Sandler LLP*
10.1	Celldex Therapeutics, Inc. Amended and Restated 2004 Employee Stock Purchase Plan, as amended and restated, effective as of June 15, 2017.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Celldex Therapeutics, Inc.*
23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).
24.1	Power of Attorney (contained on signature page to this registration statement on Form S-8)

* Filed herewith.